Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact: David G. Mee Executive Vice President, Finance/Administration and Chief Financial Officer (479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS FOR THE FIRST QUARTER 2016

■     First Quarter 2016 Revenue:                       $1.53 billion; up 6%

■     First Quarter 2016 Operating Income:      $168 million; up 8%

■     First Quarter 2016 EPS:                               88 cents vs. 78 cents

LOWELL, ARKANSAS, April 18, 2016 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced first quarter 2016 net earnings of $100.1 million, or diluted earnings per share of 88 cents vs. first quarter 2015 net earnings of $91.9 million, or 78 cents per diluted share.

Total operating revenue for the current quarter was $1.53 billion, compared with $1.44 billion for the first quarter 2015. Current quarter total operating revenue, excluding fuel surcharges, increased 12.9% vs. first quarter 2015. Intermodal (JBI) load growth was 12% over first quarter 2015 levels. Dedicated Contract Services (DCS) segment revenue increased by 4% over prior year primarily from additional customer contracts from a year ago and rate increases from more mature customer contracts. Integrated Capacity Solutions (ICS) load growth was 45% over the same period in 2015. Truck (JBT) segment revenue increased 5% on a 12% increase in fleet size.

Operating income for the current quarter totaled $168 million vs. $155 million for the first quarter 2015. Benefits from volume growth, improved network operations, higher equipment utilization, lower equipment maintenance costs and increased contract pricing established throughout 2015 across all business units was partially offset by increased rail purchased transportation costs, higher driver wages and recruiting costs, increased equipment ownership costs and increased costs from corporate wide technology upgrades.

Net interest expense for the current quarter decreased 4% from the same period in 2015 due to lower effective interest rates on our debt. The effective income tax rate decreased slightly to 38.0% in the current quarter compared to 38.1% in the first quarter 2015.

Management maintains its previously published full year 2016 Expectations, posted on its web site, www.jbhunt.com, as the annual customer bid season is still in progress and customer freight demand is expected to be closely aligned with the current choppy and unpredictable nature of the overall United States economy. Management expects to update its full year 2016 Expectations, if necessary, after the release of the second quarter 2016 results.

Segment Information:

Intermodal (JBI)

■      First Quarter 2016 Segment Revenue:     $895 million; up 6%

■      First Quarter 2016 Operating Income:     $103.1 million; down 1%

JBI load volumes grew 12% over the same period 2015. Eastern network realized load growth of 13% and Transcontinental loads grew 11% compared to prior year as the west coast port volumes returned to a more normal velocity and rail service significantly improved from a year ago. Overall revenue grew 6% reflecting the 12% volume growth and a 5% decrease in revenue per load, which is the combination of customer rate increases, fuel surcharges and freight mix. Revenue per load excluding fuel surcharge revenue increased 2% year over year.

Operating income decreased 1% from prior year. Benefits from improved volume growth, customer rate increases, improved dray network efficiency and box utilization from higher on-time rail service and lower tractor maintenance costs were not sufficient to offset increases in rail purchased transportation costs, equipment ownership costs, driver recruiting and driver retention costs. The current period ended with approximately 79,800 units of trailing capacity and 5,160 power units assigned to the dray fleet.

Dedicated Contract Services (DCS)

■     First Quarter 2016 Segment Revenue:     $358 million; up 4%

■     First Quarter 2016 Operating Income:     $44.8 million; up 25%

DCS revenue increased 4% during the current quarter over the same period 2015. Productivity, defined as revenue per truck per week, was down approximately 2% vs. 2015 primarily from lower fuel surcharges. Productivity excluding fuel surcharges was up approximately 3% from improved overall operational efficiencies including better integration of assets between customer accounts, fewer unseated trucks, increased customer supply chain fluidity and load counts from a less severe winter and customer rate increases. A net additional 345 revenue producing trucks, 18 net reductions compared to fourth quarter 2015, were in the fleet by the end of the quarter compared to prior year. Approximately 70% of these additions represent private fleet conversions versus traditional dedicated capacity fleets that were implemented in the current and prior periods. Customer retention rates remain above 98%.

Operating income increased 25% from a year ago. The increase is primarily due to increased revenue, improved asset utilization and less reliance on third party carriers. These benefits were partially offset by higher driver wage and recruiting costs, increased salaries for front line managers, increased group insurance costs and higher equipment ownership costs.

Integrated Capacity Solutions (ICS)

●     First Quarter 2016 Segment Revenue:     $183 million; up 12%

●     First Quarter 2016 Operating Income:     $10.8 million; up 63%

ICS revenue increased 12% vs. first quarter 2015. Volumes increased 45% while revenue per load decreased 23% primarily due to lower fuel prices and freight mix changes driven by customer demand. Spot volumes increased 51% and contractual business load counts increased 42% from a year ago. Contractual business represents approximately 73% of total load volume and 64% of total revenue in the current period compared to 74% and 65%, respectively, in first quarter 2015.

Operating income increased 63% over the same period in 2015 primarily from improved gross profit margin. Gross profit margin increased to 17.3% in the current quarter vs. 13.7% last year primarily due to rate increases on contractual business. Personnel costs increased as the total branch count grew to 35 compared to 30 at the end of the comparable period last year. ICS’s carrier base increased over 17% and employee count increased 11% compared to first quarter 2015.

Truck (JBT)

■     First Quarter 2016 Segment Revenue:     $96 million; up 5%

■     First Quarter 2016 Operating Income:     $9.2 million; up 8%

JBT revenue increased 5% from the same quarter 2015. Revenue excluding fuel surcharge increased 12% primarily from a 12% increase in fleet count. Rates per loaded mile excluding fuel surcharges were down 1.7% primarily from customer driven freight mix changes, including a 4% increase in length of haul and an increase in spot market loads accepted as the network is reconfigured. Core customer rate increases were up 2.3% compared to the same period in 2015. At the end of the current quarter JBT operated 2,270 tractors compared to 2,020 in 2015.

Operating income for the current quarter increased by 8% compared to the same quarter of 2015. Benefits from the larger fleet and improved fuel economy were partially offset by increased driver wages and hiring costs, higher independent contractor cost per mile and increased tractor maintenance costs compared to first quarter 2015.

Cash Flow and Capitalization:

At March 31, 2016, we had a total of $968 million outstanding on various debt instruments compared to $878 million at March 31, 2015, and $1.0 billion at December 31, 2015. At March 31, 2016, we had cash and cash equivalents of $6.0 million.

Our net capital expenditures for the first quarter 2016 approximated $114 million compared to $141 million for the first quarter 2015.

We purchased approximately 1.3 million shares of our common stock during the quarter for $100 million. At March 31, 2016, we had approximately $351 million remaining under our share repurchase authorization. Actual shares outstanding at March 31, 2016 approximated 112.7 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2015. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended March 31
	2016		2015
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues, excluding fuel surcharge revenues	$1,426,654		$1,263,910
Fuel surcharge revenues	102,058		176,270
Total operating revenues	1,528,712	100.0%	1,440,180	100.0%

Operating expenses
Rents and purchased transportation	740,402	48.4%	693,685	48.2%
Salaries, wages and employee benefits	362,511	23.7%	330,510	22.9%
Fuel and fuel taxes	59,414	3.9%	81,813	5.7%
Depreciation and amortization	88,352	5.8%	81,378	5.7%
Operating supplies and expenses	54,537	3.6%	50,481	3.4%
Insurance and claims	17,428	1.1%	17,428	1.2%
General and administrative expenses, net of asset dispositions	21,833	1.5%	13,933	1.0%
Operating taxes and licenses	11,126	0.7%	10,088	0.7%
Communication and utilities	5,219	0.3%	5,644	0.4%
Total operating expenses	1,360,822	89.0%	1,284,960	89.2%
Operating income	167,890	11.0%	155,220	10.8%
Net interest expense	6,442	0.4%	6,703	0.5%
Earnings before income taxes	161,448	10.6%	148,517	10.3%
Income taxes	61,350	4.1%	56,585	3.9%
Net earnings	$100,098	6.5%	$91,932	6.4%
Average diluted shares outstanding	114,003		117,800
Diluted earnings per share	$0.88		$0.78

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended March 31
	2016		2015
	Amount	% Of Total	Amount	% Of Total

Revenue

Intermodal	$895,200	59%	$843,889	59%
Dedicated	358,370	23%	345,189	24%
Integrated Capacity Solutions	183,168	12%	163,212	11%
Truck	96,051	6%	91,189	6%
Subtotal	1,532,789	100%	1,443,479	100%
Intersegment eliminations	(4,077)	(0%)	(3,299)	(0%)
Consolidated revenue	$1,528,712	100%	$1,440,180	100

Operating income

Intermodal	$103,127	61%	$104,262	68%
Dedicated	44,770	27%	35,815	23%
Integrated Capacity Solutions	10,795	6%	6,628	4%
Truck	9,179	6%	8,529	5%
Other (1)	19	0%	(14)	(0%)
Operating income	$167,890	100%	$155,220	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March 31
	2016	2015

Intermodal

Loads	459,526	410,297
Average length of haul	1,641	1,643
Revenue per load	$1,948	$2,057
Average tractors during the period *	5,107	4,816

Tractors (end of period)
Company-owned	4,404	4,128
Independent contractor	755	776
Total tractors	5,159	4,904

Net change in trailing equipment during the period	909	895
Trailing equipment (end of period)	79,866	74,193
Average effective trailing equipment usage	73,244	68,692

Dedicated

Loads	579,478	530,762
Average length of haul	175	175
Revenue per truck per week**	$3,875	$3,966
Average trucks during the period***	7,196	6,854

Trucks (end of period)
Company-owned	6,734	6,422
Independent contractor	14	7
Customer-owned (Dedicated operated)	442	416
Total trucks	7,190	6,845

Trailing equipment (end of period)	21,818	20,819
Average effective trailing equipment usage	22,436	22,276

Integrated Capacity Solutions

Loads	175,623	120,962
Revenue per load	$1,043	$1,349
Gross profit margin	17.3%	13.7%
Employee count (end of period)	674	605
Approximate number of third-party carriers (end of period)	47,500	40,400

Truck

Loads	94,410	86,243
Average length of haul	468	450
Loaded miles (000)	44,083	38,635
Total miles (000)	52,146	45,454
Average nonpaid empty miles per load	85.4	79.1
Revenue per tractor per week**	$3,411	$3,703
Average tractors during the period *	2,211	1,944

Tractors (end of period)
Company-owned	1,467	1,462
Independent contractor	803	558
Total tractors	2,270	2,020

Trailers (end of period)	6,970	7,182
Average effective trailing equipment usage	6,670	6,024

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$5,992	$5,566
Accounts Receivable	690,352	654,542
Prepaid expenses and other	119,897	199,259
Total current assets	816,241	859,367
Property and equipment	4,078,641	4,019,451
Less accumulated depreciation	1,339,275	1,318,122
Net property and equipment	2,739,366	2,701,329
Other assets	98,008	75,871
	$3,653,615	$3,636,567

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	381,185	340,332
Claims accruals	107,241	104,220
Accrued payroll	70,997	59,420
Other accrued expenses	21,291	28,445
Total current liabilities	580,714	532,417

Long-term debt	967,838	1,005,026
Other long-term liabilities	63,506	58,552
Deferred income taxes	755,477	740,220
Stockholders' equity	1,286,080	1,300,352
	$3,653,615	$3,636,567

Supplemental Data
(unaudited)

	March 31, 2016	December 31, 2015

Actual shares outstanding at end of period (000)	112,654	113,948

Book value per actual share outstanding at end of period	$11.42	$11.41

	Three Months Ended March 31
	2016	2015

Net cash provided by operating activities (000)	$304,896	$255,543

Net capital expenditures (000)	$114,458	$141,344